Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

PALMETTO BANCSHARES, INC.

ARTICLE ONE: NAME AND DATE OF ORIGINAL FILING

The name of the Corporation is Palmetto Bancshares, Inc. The original articles of incorporation were filed on May 13, 1982.

ARTICLE TWO: ADDRESS AND AGENT

The address of the registered office of the Corporation is located at 75 Beattie Place, Greenville, South Carolina 29601 (Greenville County), and the agent at such address is CT Corporation.

ARTICLE THREE: DURATION

The Corporation’s period of duration is perpetual.

ARTICLE FOUR: STOCK

The Corporation shall have the authority, exercisable by its Board of Directors, to issue up to 25,000,000 shares of common stock, par value $5.00 per share, and to issue up to 2,500,000 shares of preferred stock, par value $.01 per share. The Board of Directors shall have the authority to specify the preferences, limitations and relative rights (within the limits set forth in Section 33-6-101 of the South Carolina Business Corporation Act of 1988, or any successor provision or redesignation thereof, as applicable) of the preferred stock or one or more series within the class of preferred stock. Without limiting the foregoing, and notwithstanding anything to the contrary in these Article of Incorporation with respect to directors generally, whenever the holders of preferred stock, or one or more series of preferred stock, issued by the Corporation shall have the right, voting separately or together by class or series, to elect one or more directors at an annual or special meeting of shareholders, the election, term of office, terms of removal, filling of vacancies and other features of such directorship(s) shall be governed by the rights of such preferred stock as set forth in the articles of amendment adopted by the Board of Directors that determines the preferences, limitations and relative rights of such class or series. Except as otherwise required by law, holders of preferred stock, including any series of preferred stock, shall be entitled only to such voting rights, if any, as shall be expressly granted thereto by these Articles of Incorporation. References to “these Articles of Incorporation” refer to the Corporation’s Articles of Incorporation, as the same shall be amended from time to time, including, without limitation, amendments adopted by the Board of Directors that determine the preferences, limitations and relative rights of the preferred stock or one or more series within the class of preferred stock.

ARTICLE FIVE: PREEMPTIVE RIGHTS DENIED

The shareholders shall have no preemptive rights to purchase or subscribe to (a) any unissued shares of any class of stock of the Corporation or (b) any right of subscription to or to received, or any warrant or option for the purchase of, and of the foregoing securities that may be sold by the Corporation.

ARTICLE SIX: PURPOSE

The purpose or purposes for which the Corporation is organized are:

(a) To act as a bank holding company;

(b) To transact any and all lawful business for which corporations may be incorporated under the South Carolina Business Corporation Act, as amended (the “Act”); and

(c) To do each and every thing necessary, suitable, or proper for the accomplishment of any of the purposes or for the attainment of any one or more of the objects herein enumerated or which at any time appear conducive to or expedient for the protection or benefit of the Corporation.

The foregoing clauses shall be construed as powers as well as objects and purposes, and the matter expressed in each clause shall, unless herein otherwise expressly provided, and be in nowise limited by reference to or inference from the terms of any other clause, but shall be regarded as independent objects, purposes and powers, and shall not be construed to limit or restrict in any manner the meaning of the general terms or the general powers of the Corporation.

ARTICLE SEVEN: CUMULATIVE VOTING

Cumulative voting for the election of directors is prohibited.

ARTICLE EIGHT: VOTING

Except where otherwise provided in these Articles of Incorporation or the bylaws of the Corporation, the holders of the common shares shall have the exclusive voting rights and powers, including the exclusive right to notice of shareholders’ meetings. A quorum at shareholders’ meetings shall consist of 51% of the shares entitled to vote thereat.

The Board of Directors of the Corporation shall, whenever the Board of Directors shall consist of nine (9) or more members, be divided into three (3) classes, designated Class I, Class II, and Class III, as nearly equal in numbers as the then total number of Directors constitute the entire

Board of Directors permits with the term of office of one class expiring each year. At the annual meeting of shareholders held April 12, 1988, four Directors of Class I were elected to hold office for a term of one (1) year, four Directors of Class II were elected to hold office for a term of two (2) years and four Directors of Class III were elected to hold office for a term of one (1) year. At each annual meeting of stockholders commencing at the annual meeting to be held in 1989, the successors to the class whose term shall then expire shall be elected and hold office for a term of three (3) years. Any vacancies in the Board of Directors for any reason, and any newly created directorships resulting from any increase in the number of directors, may be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next meeting of stockholders at which directors are elected and until their successors shall be elected and qualified.

(a) Unless paragraph (b) applies, the affirmative vote of the holders of not less than eighty (80) percent of the outstanding shares of common stock of the corporation entitled to vote for approval shall be required (i) if this corporation or a subsidiary of this corporation merges or consolidates with a Related Corporation (as defined in paragraph (c) below), or (ii) if this corporation or a subsidiary of this corporation sells or exchanges all or a significant part of its assets to or with a Related Corporation, or (iii) if this corporation issues or delivers any stock or other securities of its issue in exchange or payment for any properties or assets of a Related Corporation or securities issued by a Related Corporation, or in a merger of any affiliate of this corporation with or into a Related Corporation or any of its affiliates, or (iv) to amend, alter or repeal this Provision. For purposes of this Provision, in computing the percentage of outstanding voting stock beneficially owned by any person, the shares outstanding and the shares owned shall be determined as of the record date fixed to determine the stockholders entitles to vote or express consent with respect to such proposal. A “significant part” of a corporation’s assets shall mean assets the book value of which constitutes more than twenty percent (20%) of the book value, or the fair market value of which constitutes more than twenty percent (20%) of the fair market value, of the total assets of the corporation and its subsidiaries taken as a whole.

(b) Paragraph (a) of this Provision shall not apply if the matter described in clause (i), (ii), (iii) or (iv) of paragraph (a), as the case may be, is approved pursuant to the requirements of applicable South Carolina law and either (a) at the time of such approval no Related Person (as defined in paragraph (c) below) is the beneficial owner of 10% or more of or (B) two –thirds of the members of the Board of Directors of this corporation have approved the proposed transaction.

(c) For purposes of this Provision, “Related Corporation” shall mean and include any corporation which, directly or indirectly, through one of more intermediaries, controls, is controlled by or is under common control with a Related Person. For purposes of this Provision, “Related Person” shall mean and include any individual, corporation, partnership or other person or entity which, together with its or their “affiliations” and “associates” (defined below), “beneficially owns” (as this term is defined in Rule 13d-3 under this Securities Exchange Act of 1934 as in effect on the date this Provision is adopted) in the aggregate 10% or more of the outstanding shares of the Common Stock of this corporation, in Rule 12b-2 under the Securities Exchange Act of 1934 as in effect in the date this Provision is adopted) of any such individual, corporation, partnership or other person or entity;

provided, however, that “Related Person” shall not include any individual, corporation, partnership or the person or entity which, together with its “affiliates” and “associates”, “beneficially owns” in the aggregate 10% or more of the outstanding shares of the Common Stock of this corporation on December 31,1987. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

(d) The stockholder vote, if any, required for mergers, consolidations, sales or exchanges of assets or issuances of stock or other securities not expressly provided for in these Articles of Incorporation, shall be such as may be required by applicable law.

ARTICLE NINE: ADOPTION OF BYLAWS

The Board of Directors of the Corporation shall adopt the initial bylaws of the Corporation and may thereafter alter, amend, or repeal the bylaws of the Corporation or may adopt new bylaws, subject to the shareholders’ concurrent right to alter, amend, or repeal the bylaws or to adopt new bylaws. The shareholders may provide that any or all bylaws altered, amended, repealed, or adopted by the shareholders shall not be altered, amended, re-enacted, or repealed by the Board of Directors of the Corporation.

ARTICLE TEN: REPURCHASE OF STOCK

The Corporation is authorized to purchase, directly or indirectly, its own shares to the extent of the aggregate of the unreserved and unrestricted earned surplus and unreserved and unrestricted capital surplus available therefore, provided that such action may be taken by a majority vote of the shareholders.

ARTICLE ELEVEN: AUTHORITY TO BORROW

The Board of Directors is expressly authorized, without the consent of the stockholders, except so far as such consent is herein or by law provided, to issue and sell or otherwise dispose of, for any purpose, the Corporation’s bonds, debentures, notes or other securities or obligations, upon such terms and for such consideration as the Board of Directors shall deem advisable and to authorized and cause to be executed mortgage, pledges, charges and liens upon all or part of the real and personal property rights, interest and franchise of the Corporation, included contract rights, whether at the time owned or thereafter acquired.

ARTICLE TWELVE: LIMITATION ON DIRECTOR LIABILITY

A director of the corporation shall not be personally liable to the corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not be deemed to eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve gross negligence, intentional misconduct, or a knowing violation of laws; (iii)

imposed under Section 33-8-330 of the Act (improper distribution to shareholder); or (iv) for any transaction from which the director derived an improper personal benefit. This provision shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date when the provision becomes effective.

ARTICLE THIRTEEN: DUTIES OF BOARD OF DIRECTORS

The Board of Directors, when evaluating any offer of another party to (i) make a tender or exchange offer for any equity security of the Corporation, (ii) merge or consolidate the Corporation with another Corporation, or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, may, in connection with the exercise of its judgment in determining what is in the best interest of the Corporation and its shareholders, give due consideration to (u) whether the offer is acceptable based on the historical operating results, current financial condition and future prospects of the Corporation and its subsidiaries, including consideration of the Corporation’s current strategic plan; (v) whether a more favorable offer could be obtained in the foreseeable future; (w) the social, economic or any other material impact of the proposed transaction upon the employees and customers of the Corporation and its subsidiaries and the community that they serve; (x) the reputation and business practices of the offeror and its management and affiliates as they might affect the employees and customers of the Corporation and its subsidiaries and the future value of the Corporation’s stock; (y) the value of the securities, if any, that the offeror is offering in exchange for the Corporation’s or its subsidiary’s securities or assets based on an analysis of the value of the Corporation or its subsidiary as compared to the value of the offeror or other entity whose securities are being offered; and (z) any antitrust or other legal or regulatory issues that are raised by the offer.

A director may be removed from office prior to the expiration of such director’s term only for cause and only if such removal is approved by affirmative vote of the holders of a majority of the Company’s outstanding common stock.

CERTIFICATE Accompanying the Amended and Restated Articles of Incorporation

1. Check either A or B, whichever is applicable; and if B applies, complete the additional information requested:

A.	☐ The attached restated articles of incorporation do not contain any amendments to the corporation’s articles of incorporation and have been duly approved by the corporation’s board of directors as authorized by §33-10-107(a).

B.	☒ The attached restated articles of incorporation contain one or more amendments to the corporation’s articles of incorporation. Pursuant to Section 33-10-107(d)(2), the following information concerning the amendment(s) is hereby submitted:

Articles 1, 2, 4 and 5 are amended.

2. The manner in which the exchange and reclassification of issued shares provided for in the Amendment shall be effected is as follows: NOT APPLICABLE.

3. Complete either A or B, whichever is applicable.

A.	☒ The Amendment to Article Four was adopted by shareholder action.

At the date of adoption of the Amendment, the number of outstanding shares of each voting group entitled to vote separately on the Amendment, and vote of such shares which was held on September 15, 2009 was:

Voting Group	Number of Outstanding Shares	Number of Votes Entitled to be Cast	Number of Votes Represented at the meeting	Number of Undisputed Shares Voted*
				For	Against
Common Stock	6,477,630	6,477,630	5,523,848	5,048,656	463,265

*11,927 shares abstained.

The Amendment to Article Five was adopted by shareholder action.

At the date of adoption of the Amendment, the number of outstanding shares of each voting group entitled to vote separately on the Amendment, and vote of such shares which was held on September 15, 2009 was:

Voting Group	Number of Outstanding Shares	Number of Votes Entitled to be Cast	Number of Votes Represented at the meeting	Number of Undisputed Shares Voted*
				For	Against
Common Stock	6,477,630	6,477,630	5,523,848	4,396,109	1,098,474

*29,265 shares abstained.

B.	☒ The Amendments to Articles One and Two were duly adopted by the board of directors pursuant to Section 33-10-102 of the 1976 South Carolina Code and shareholder action was not required.

Date: December 16 ,2009	Palmetto Bancshares, Inc.
(Name of Corporation)

/s/ L. Leon Patterson

(Signature)
L. Leon Patterson – Chief Executive Officer
(Type or Print Name and Office)

FILING INSTRUCTIONS

1.	Two copies of this form, one of which can be either a duplicate original or a conformed copy, must be filed.

2.	If the space in this form is insufficient, please attach additional sheets containing a reference to the appropriate paragraph in this form and designating where the attachment is an addition to the text of the restated articles of incorporation (page 1) or the Certificate (page 2).

3.	The filing fee is $10.00 payable to the Secretary of State at the time this document is filed. If the restated articles of incorporation includes any amendments to the corporation’s articles of incorporation, a $100 filing tax must be paid in addition to the $10.00 filing fee.